Exhibit 10.9

NOTE PURCHASE AGREEMENT

by and among

CURRENT MEDIA, LLC

HSBC BANK USA, NATIONAL ASSOCIATION, AS COLLATERAL AGENT

and

THE LENDERS NAMED HEREIN

Dated as of September 20, 2006

Section 5.23	No General Solicitation	24
Section 5.24	Investment Company Act	24
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE LENDERS		24
Section 6.1	Investment Purpose	25
Section 6.2	Availability of Funds	25
Section 6.3	Access to Information	25
Section 6.4	Limited Operating History	25
Section 6.5	Accredited Investor	25
Section 6.6	Brokers or Finders	26
ARTICLE VII PAYMENT OF THE NOTES; REDEMPTION		26
Section 7.1	Required Payments	26
Section 7.2	Optional Prepayment of the Notes	26
Section 7.3	Purchase of Notes	26
Section 7.4	Redemption	26
ARTICLE VIII AFFIRMATIVE COVENANTS		27
Section 8.1	Maintenance of Existence; Compliance with Obligations	27
Section 8.2	Compliance with Laws	27
Section 8.3	Financial Information	27
Section 8.4	Notice of Defaults	28
Section 8.5	Inspection of Property, Books and Records	28
Section 8.6	Further Assurances	29
Section 8.7	Direct Subsidiaries	29
Section 8.8	Current TV as a Subsidiary Guarantor	29
ARTICLE IX NEGATIVE COVENANTS		29
Section 9.1	Indebtedness	29
Section 9.2	Negative Pledge	30
Section 9.3	Investments	31
Section 9.4	Merger, Consolidation, etc.	32
Section 9.5	Transactions with Affiliates	33
Section 9.6	Restricted Payments, etc.	33
Section 9.7	Dispositions	34
Section 9.8	Subsidiaries	34
ARTICLE X EVENTS OF DEFAULT		34
Section 10.1	Event of Default	34
Section 10.2	Consequences of Events of Default	36
ARTICLE XI REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		38
Section 11.1	Registration of Notes	37
Section 11.2	Transfer and Exchange of Notes	37
Section 11.3	Replacement of Notes	38
ARTICLE XII COLLATERAL AGENT		37
Section 12.1	Appointment of the Collateral Agent	38
Section 12.2	Nature of Duties of Collateral Agent	39
Section 12.3	Right to Realize on Collateral and Enforce Subsidiary Guaranty	39
Section 12.4	Lack of Reliance on the Collateral Agent	39

ii

Section 12.5	Certain Rights of the Collateral Agent	39
Section 12.6	Reliance by the Collateral Agent	40
Section 12.7	Indemnification of the Collateral Agent	40
Section 12.8	The Collateral Agent in its Individual Capacity	40
Section 12.9	Successor Collateral Agent	40
Section 12.10	Collateral Matters	41
ARTICLE XIII EXPENSES, ETC.	41
Section 13.1	Transaction Expenses	41
Section 13.2	Survival	42
ARTICLE XIV SURVIVAL AND INDEMNIFICATION	41
Section 14.1	Survival of Representations and Warranties	42
Section 14.2	Company’s Agreement to Indemnify	42
Section 14.3	Indemnification Procedures	43
ARTICLE XV AMENDMENT AND WAIVER	43
Section 15.1	Requirements	44
Section 15.2	Solicitation of Holders of Notes	45
Section 15.3	Binding Effect	45
Section 15.4	Notes held by the Company	45
ARTICLE XVI MISCELLANEOUS	45
Section 16.1	Governing Law; Consent to Jurisdiction	46
Section 16.2	Waiver of Jury Trial	46
Section 16.3	Legal Rate	46
Section 16.4	Severability	46
Section 16.5	Entire Agreement	47
Section 16.6	No Waiver	47
Section 16.7	Confidentiality	47
Section 16.8	Transferability	47
Section 16.9	Notices	48
Section 16.10	Descriptive Headings	49
Section 16.11	Counterparts	49
Section 16.12	Successors and Assigns	49
Section 16.13	Payments Due on Non-Business Days	49

SCHEDULE:

Schedule A	-	Revolving Commitments

EXHIBITS:

Exhibit A	-	Form of Funding Notice
Exhibit B	-	Form of Revolving Loan Note
Exhibit C	-	Form of Security Agreement
Exhibit D	-	Form of Subsidiary Guaranty

iii

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT, dated as of September 20, 2006 (this “Agreement”), is entered into by and among Current Media, LLC, a Delaware limited liability company (the “Company”), the lenders listed on the signature page hereof (each a “Lender,” and collectively, the “Lenders”) and HSBC Bank USA, National Association, as collateral agent on behalf of the Lenders (the “Collateral Agent”).

WHEREAS, the Company is in need of additional funds for ongoing operations, obligations and general corporate purposes;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company and the Collateral Agent for the benefit of the Lenders are entering into a Security Agreement (as defined below) in the form of Exhibit C hereto; and

WHEREAS, the Notes (as defined below) will be secured by the Collateral (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1                    Definitions.

All references in this Agreement to “dollars” or “$” shall refer to U.S. dollars. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular. The following terms, when used in this Agreement, have the following meanings, unless the context otherwise indicates:

“Affiliate” shall have the meaning specified in Rule 12b-2 promulgated under the Exchange Act.

“Aggregate Amounts Due” shall have the meaning specified in Section 4.3.

“Agreement” shall have the meaning specified in the Preamble.

“Applicable Law” shall mean all federal, state, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, policy or guideline, judgment, decision, writ, injunction, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Board of Directors” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day other than a Saturday, a Sunday or a holiday on which commercial banks in the State of New York or the State of California are closed.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or guaranteed by, the United States Government or any agency thereof which mature within one year from the date of acquisition thereof; (b) certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits issued or held, as the case may be, by any commercial bank or trust company organized under the laws of the United States, any State thereof or the District of Columbia, and in each case (i) having outstanding unsecured indebtedness that is rated AA or better by Standard & Poor’s Ratings Services (“S&P”) and Aa or better by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of unsecured bank indebtedness and (ii) maturing within one year from the date of acquisition thereof; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally and maturing not later than one hundred eighty (180) days from the date of acquisition thereof; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition with respect to securities issued or fully guaranteed or insured by the United States government and maturing not later than one hundred eighty (180) days from the date of acquisition thereof; and (e) shares of money market mutual or similar funds which invest solely in assets satisfying the requirements of clauses (a) through (d) of this definition.

“Capital Stock” shall mean, with respect to any Person at any time, any and all shares, interests or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited), membership interests (whether general or limited) or other equity or ownership interests in or issued by such Person.

“Capitalized Lease Liabilities” shall mean, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of this Agreement the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control” shall mean the occurrence of any event or circumstance whatsoever following which Permitted Holders cease to own, directly or indirectly, for any reason whatsoever, in excess of fifty percent (50%) of the voting

Capital Stock of the Company, on a fully diluted basis, or of the surviving, resulting, successor or purchasing corporation of the Company in a transaction permitted by Section 9.4, as the case may be.

“Change of Control Notice” shall have the meaning specified in Section 7.4(b).

“Charges” shall have the meaning specified in Section 16.3.

“Claim” shall have the meaning specified in Section 14.3(a).

“Claim Notice” shall have the meaning specified in Section 14.3(a).

“Closing” shall have the meaning specified in Section 3.1.

“Closing Date” shall have the meaning specified in Section 3.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Collateral” shall have the meaning specified in the Security Agreement.

“Collateral Agent” shall have the meaning specified in the Preamble.

“Commitment” shall mean any Revolving Commitment.

“Company” shall have the meaning specified in the Preamble.

“Company Plan” shall mean each employee benefit plan, program and arrangement maintained by the Company, any Subsidiary of the Company or any ERISA Affiliate during the preceding six (6) years (including without limitation each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, other welfare or other plan, agreement, policy or arrangement).

“Company’s Disclosure Schedule” shall have the meaning specified in Article V.

“Convertible Securities” shall mean any evidences of Indebtedness (other than this Note), Capital Stock or other securities directly or indirectly convertible into or exercisable or exchangeable (including upon the further conversion, exercise or exchange of underlying securities) for Capital Stock.

“Current International” shall mean Current International, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company.

“Current TV” shall mean Current TV, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company.

“Default” shall mean any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would, unless cured or waived, constitute an Event of Default.

“Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Defaulting Lender” shall have the meaning specified in Section 4.4(a).

“Default Period” shall mean, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or all amounts owing to any Lender under the Note Documents are declared or become immediately due and payable, (b) the date on which (i) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero and (ii) such Defaulting Lender shall have delivered to the Company a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (c) the date on which the Company shall waive all Funding Defaults of such Defaulting Lender in writing.

“Disposition” shall mean any direct or indirect sale, transfer, license, lease, contribution, disposition or other conveyance (including by way of merger or consolidation or by way of sale or other transfer or conveyance of Capital Stock of any Subsidiary of the Company) of any of the Company’s or its Subsidiaries’ properties or assets to any other Person in a single transaction or series of related transactions.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (a) the presence, or release into the environment, of any Materials of Environmental Concern at any location, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” shall mean each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment  including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean each Person which is deemed a single employer with the Company or any Subsidiary of the Company under Section 414 of the Code or Section 4001(b) of ERISA.

“Event of Default” shall have the meaning specified in Section 10.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Note” shall mean the 9.25% Senior Purchase Money Note, dated as of May 4, 2004, made by Current TV in favor of Dylan Holdings, Inc., a Delaware corporation.

“Existing Security Agreement” shall mean the Security Agreement dated as of May 4, 2004, by and between Current TV and Dylan Holdings, Inc.

“Final Maturity Date” shall mean May 4, 2008, or if such day is not a Business Day, then on the next succeeding Business Day.

“Financial Statements” shall mean (a) the audited consolidated financial statements of the Company and its Subsidiaries and related auditor’s reports for the calendar years ended December 31, 2005 and 2004, including balance sheets as of December 31, 2005 and 2004, and statements of income, statements of changes in owners’ equity and statements of cash flows for the above described periods and (b) the unaudited consolidated balance sheet, and the related statements of income and cash flows of the Company and its Subsidiaries for the fiscal quarters ended March 31, 2006 and June 30, 2006, including in each case the related schedules and notes.

“Fiscal Quarter” shall mean any period of three (3) consecutive calendar months ending on the last day of March, June, September and December or such other period as the Company shall notify the Lenders of in writing.

“Fiscal Year” shall mean any period of twelve (12) consecutive calendar months ending on December 31 or such other period as the Company shall notify Lenders of in writing; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2006 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year or such other date as the Company shall notify the Lenders of in writing.

“Funding Default” shall have the meaning specified in Section 4.4(a).

“Funding Notice” shall mean a notice substantially in the form of Exhibit A hereto.

“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time.

“Governmental Entity” shall mean any foreign or United States national, state, provincial or local government or governmental or regulatory authority, agency, or body thereof, or political subdivision thereof, or court, arbitral tribunal, administrative agency or commission.

“Guarantee Obligation” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or purporting to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee Obligations shall not include endorsements for collection or deposit in the ordinary course of business.

“Indebtedness” of any Person shall mean, without duplication:

(a)                                  all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b)                                 all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c)                                  all Capitalized Lease Liabilities of such Person;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services;

(e)                                  any mandatorily redeemable preferred equity issued by such Person, if such Person is, or may be, required to redeem such preferred equity prior to the fifth (5th) Business Day following the Final Maturity Date;

(f)                                    all obligations of such Person under “swaps,” “caps,” “floors,” “collars,” or other interest rate hedging contracts or similar arrangements;

(g)                                 all obligations of such Person to purchase securities (or other property) which arise out of, or in connection with, the sale of the same or substantially similar securities or property (other than such obligations which under no circumstances require such Person to purchase such securities (or other property) prior to five (5) Business Days after the Final Maturity Date);

(h)                                 all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; and

(i)                                     all Guarantee Obligations of such Person in respect of any of the foregoing.

Notwithstanding the foregoing, Indebtedness shall not include any obligations to make any Restricted Payment permitted by Section 9.6 and declared but not yet paid. The Indebtedness of any Person shall include the Indebtedness of any other Person to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” shall have the meaning specified in Section 14.3(a).

“Indemnifying Party” shall have the meaning specified in Section 14.3(a).

“Intellectual Property” shall mean any patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, domain names, inventions, copyrights and copyright rights, computer programs and pending applications for and registrations of patents, trademarks, service marks, and copyrights. Intellectual Property shall include, without limitation, any programming, on-air and other promotional, marketing, advertising and publicity materials, of whatever form or nature, whether used or not used, and any rights or licenses to use the same.

“Interest” shall have the meaning specified in Section 2.1(b).

“Interest Accrual Date” shall have the meaning specified in Section 2.1(b).

“Investment” by any Person shall mean any investment in any Person, including, without limitation, by any direct or indirect purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities (including any Option, warrant or other right to acquire any of the foregoing) or evidences of Indebtedness issued by any other Person (whether by merger, consolidation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness). Investments shall exclude (a) extensions of trade credit and advances to customers and suppliers, (b) endorsements of negotiable instruments for collection and (c) any acquisition of Capital

Stock or other securities (including any option, warrant or other right to acquire any of the foregoing) in connection with a joint venture or other similar arrangement entered into by the Company (or any Subsidiary of the Company) and another Person or Persons; provided that in the case of each of clauses (a) and (b) above, Investments shall only exclude such items to the extent made in the ordinary course of business and in accordance with customary industry practice.

“Issue Date” shall mean the date of the issuance of the Notes which shall be the date hereof.

“Knowledge of the Company” shall mean the current, actual knowledge of Joel Hyatt, Chief Executive Officer of the Company, and Mark Goldman, Chief Operating Officer of the Company, after due inquiry.

“Legal Rate” shall have the meaning specified in Section 16.3.

“Lender” and “Lenders” shall have the meanings specified in the Preamble.

“Lender Indemnified Party” shall have the meaning specified in Section 14.2.

“Lien” shall mean any and all liens, encumbrances, charges, security interests, options, claims, mortgages, pledges, agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever; provided that any requirement set forth in the LLC Agreement or any similar corporate governance document of any Subsidiary of the Company that requires the consent of any equity holder, board of directors or similar governing body of the Company or any Subsidiary of the Company to the sale or transfer of assets of such Person shall not be deemed to be a Lien on such assets so long as neither the intent nor the effect of such a requirement is to give any Person a security interest in any such assets or to interfere with the rights of the Lenders under this Agreement or the other Note Documents.

“LLC Agreement” shall mean the First Amended and Restated Operating Agreement of the Company, dated as of May 4, 2004, as the same may be amended, supplemented or otherwise modified from time to time.

“Loan” shall mean a Revolving Loan.

“Loan Date” shall mean the date of a Loan Extension.

“Loan Extension” shall mean the making of a Loan.

“Loss” and “Losses” shall have the meanings specified in Section 14.2.

“Mandatory Redemption Notice” shall have the meaning specified in Section 7.4(c).

“Material Subsidiary” shall mean, at any time, any Subsidiary of the Company which (a) holds any Capital Stock of the Company, (b) in the aggregate with its Subsidiaries has consolidated assets with a value of not less than two percent (2%) of the total value of the assets of the Company and its Subsidiaries, taken as a whole or (c) in the aggregate with its Subsidiaries has consolidated revenues not less than two percent (2%) of the consolidated revenues of the Company and its Subsidiaries, taken as a whole.

“Material Adverse Effect” shall mean a material adverse change in, or effect on, the business, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole, or on the validity, priority or perfection of any Lien granted pursuant to the Note Documents.

“Materials of Environmental Concern” shall mean chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials and wastes, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead and lead-based paints and materials, and radon.

“Note” shall mean a promissory note substantially in the form of Exhibit B hereto, as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Note Documents” shall mean this Agreement, the Notes, the Security Agreement, and the Subsidiary Guaranties entered into pursuant to Section 2.3, Section 8.8 or Section 9.8.

“Officer’s Certificate” shall have the meaning specified in Section 3.2(f).

“Obligations” shall mean the collective reference to the unpaid principal of and interest on the Notes and all other obligations and liabilities of the Company (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Lender or the Collateral Agent, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with the Notes, this Agreement or any other Note Document or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, indemnities, cost, expenses or otherwise.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Capital Stock or Convertible Securities.

“Permit” shall mean permits, registration, licenses and other governmental consents, approvals and authorizations.

“Permitted Holder” shall mean Albert Gore, Jr., Joel Hyatt, members of their respective families, trusts for the benefit of any of them and any of their respective Affiliates.

“Permitted Lien” shall have the meaning specified in Section 9.2.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Pro Rata Share” as to each Lender shall mean a fraction (expressed as a percentage), the numerator of which shall be the aggregate amount of such Lender’s Commitment and the denominator of which shall be the Revolving Commitments.

“Redemption Price” shall have the meaning specified in Section 7.4(a).

“Required Holders” shall mean, at any time, the holders of at least fifty percent (50%) in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any Defaulting Lender); provided that in any determination of whether the Required Holders shall have consented to an amendment or waiver of any terms of this Agreement, there shall be excluded from such determination any consent given by a holder of any Notes as a condition to or in consideration for or in contemplation of the prepayment or purchase of any of such Notes by the Company, or by a Person acting on behalf of the Company.

“Restricted Payment” shall mean (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Company or any of its Subsidiaries, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, cancellation or termination of any such shares of Capital Stock of the Company or any of its Subsidiaries or any Option of the Company or any of its Subsidiaries or (c) any payment of management or similar fees to any Permitted Holder or any Affiliate of a Permitted Holder or any other Person who controls (as defined in Rule 12b-2 promulgated under the Exchange Act) the Company or any of its Subsidiaries (excluding, for the avoidance of any doubt, the payment of salary, bonuses, fees, compensation or benefits, including, without limitation, directors’ fees, in the ordinary course of business).

“Revolving Commitment” shall mean the commitment of a Lender to make or otherwise fund any Revolving Loan and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Schedule A hereto, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Issue Date is fifteen million dollars ($15,000,000).

“Revolving Commitment Period” shall mean the period from the Issue Date to but excluding the Final Maturity Date.

“Revolving Loan” shall mean a Loan made by a Lender to the Company pursuant to Article IV.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean the Security Agreement, dated as of the date hereof, by and between the Company and the Collateral Agent substantially in the form of Exhibit C hereto, as the same may be amended, modified or supplemented from time to time.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership or other business entity (i) which is organized under the laws of one of the states of the United States of America or the District of Columbia and (ii) of which more than 50% of the securities, more than 50% of the limited liability company membership interests, more than 50% of the partnership interests or more than 50% of the ownership interests, in each case, representing the total outstanding voting power of the issuer, at the time any determination is being made, are owned directly by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of it Subsidiaries.

“Subsidiary Guarantor” shall mean all current and future formed or acquired Subsidiaries of the Company; provided, however, that the term “Subsidiary Guarantor” shall not include Current TV and its Subsidiaries so long as the Existing Note remains outstanding.

“Subsidiary Guaranty” shall mean the guarantee executed by each Subsidiary Guarantor, substantially in the form of Exhibit D hereto, as the same may be amended, modified or supplemented from time to time.

“Successor Agent” shall have the meaning specified in Section 12.9(a).

“Tax” shall mean all taxes imposed by any federal, state, local or foreign governmental authority, on or with respect to income, gross receipts, excise, property, sales, gain, use, license, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, profit, gift, severance, value added, disability, recapture, occupation, employment, stamp and other similar taxes, and shall include interest, penalties or additions thereto.

“Tax Rate” shall have the meaning specified in Section 9.6(c).

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE II

SALE OF NOTES

Section 2.1                    Authorization of Notes.

(a)                                  The Company has authorized the issuance and sale to the Lenders of fifteen million dollars ($15,000,000) aggregate principal amount of its Senior Notes due May 4, 2008 (the “Notes,” such term to include any such notes issued in substitution therefor pursuant to Article XI). The then outstanding principal amount of the Notes, together with all accrued and unpaid interest thereon, shall be paid in cash to the Lenders on the Final Maturity Date, except that any overdue payment of principal or overdue interest shall be payable on demand. The Notes shall be substantially in the form of Exhibit B hereto, with such changes thereto, if any, as may be approved by the Lenders and the Company in accordance with Section 15.1.

(b)                                 Interest shall accrue on the unpaid principal amount of the Notes quarterly in arrears on February 4th, May 4th, August 4th and November 4th of each year, commencing on the Issue Date through the Final Maturity Date (each such date, an “Interest Accrual Date”) as follows: (i) at the rate of fifteen percent (15%) per annum for the period commencing on the Issue Date and ending on the first anniversary thereof and (ii) thereafter at the rate of eighteen percent (18%) per annum (“Interest”). Accrued interest shall be capitalized on the Interest Accrual Date and added to the principal amount of the Notes then outstanding and shall thereafter be included in the principal amount of the Notes for all purposes thereof (including, without limitation, the calculation of subsequent interest accruals). For each day on, after and during the continuation of an Event of Default under Section 10.1(a), Interest on the unpaid principal amount of the Notes shall accrue at two percent (2%) above the rate then applicable to the Notes. Interest on the Notes shall be payable on the Final Maturity Date, except that any overdue payment of interest shall be payable on demand.

Section 2.2                                      Purchase and Sale. Subject to the terms and the conditions of this Agreement, at the Closing provided for in Section 3.1, the Company will issue and sell to each Lender, and each Lender will purchase from the Company the Notes in the principal amount specified opposite each Lender’s name on Schedule A hereto.  On the Closing Date, the Lenders agree to make a Loan to the Company in an aggregate principal amount of five million dollars ($5,000,000) with each Lender paying its Pro Rata Share of such amount on the Closing Date.  The obligations of each Lender hereunder are several and not joint obligations and no Lender shall have any liability to any Person for the performance or nonperformance of any obligation by any other Lender hereunder.

Section 2.3                                      Subsidiary Guaranty. The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement and the Notes will be absolutely and unconditionally guaranteed by the Subsidiary Guarantors pursuant to the terms of this Agreement and the Subsidiary Guaranties.

ARTICLE III
CLOSING; CONDITIONS PRECEDENT

Section 3.1                                      Time and Place of Closing. Subject to the terms and the  conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, NW, Washington, DC at 10:00 a.m. (local time) on the date hereof following the satisfaction or waiver of all of the conditions set forth in Section 3.4 and Section 3.5, or at such other date, place or time as the parties may agree.  The date on which the Closing occurs and the transactions contemplated hereby become effective is referred to herein as the “Closing Date.”

Section 3.2                                      Deliveries by the Company. Concurrently with the execution and delivery of this Agreement, the Company shall deliver the following to each Lender:

(a)                        a Note, duly executed by the Company;

(b)                       the Security Agreement, duly executed by the Company;

(c)                        a Subsidiary Guaranty, duly executed by Current International;

(d)                       a certificate of the secretary of the Company, dated as of the Closing Date, (i) certifying to the resolutions attached thereto relating to the authorization, execution and delivery of the Notes, this Agreement and the Security Agreement and (ii) the incumbency of each of the officers of the Company who executes this Agreement and the other Note Documents to which the Company is a party;

(e)                        a certificate of the secretary of Current International, dated as of the Closing Date, (i) certifying to the resolutions attached thereto relating to the authorization, execution and delivery of the Subsidiary Guaranty and (ii) the incumbency of each of the officers of Current International who executes the Subsidiary Guaranty;

(f)                          a certificate of the chief operating officer of the Company (the “Officer’s Certificate”), dated as of the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Section 3.5(a) and Section 3.5(b) have been satisfied; and

(g)                       a copy of the financing statement attached as Schedule B to the Security Agreement, which financing statement shall be filed within five (5) Business Days following the Closing Date in the office of the Secretary of State of the State of Delaware.

In addition, concurrently with the execution and delivery of this Agreement, the Company shall deliver to the Collateral Agent, a copy of the financing statement as well as the certificates listed on Schedule A to the Security Agreement along with blank transfer powers.

Section 3.3                                      Deliveries by each Lender. Concurrently with the execution and delivery of this Agreement, each Lender shall deliver the following to the Company:

(a)                        each Lender’s Pro Rata Share of the Loan, in immediately available funds, being made by the Lenders at the Closing;

(b)                       the Security Agreement, duly executed by the Collateral Agent; and

(c)                        a receipt, duly executed by the Collateral Agent acknowledging receipt of the certificates listed on Schedule A to the Security Agreement.

Section 3.4                                      Company’s Conditions. The obligations of the Company to issue the Notes to the Lenders at the Closing is subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)                        Each of the representations and warranties of each of the Lenders in this Agreement shall have been true, correct and complete in all material respects on the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true, correct and complete in all material respects as of such date.

(b)                       Each Lender shall have delivered to the Company its Pro Rata Share of the Loan being made by the Lenders at the Closing, by wire transfer in immediately available funds.

Section 3.5                                      Closing Date Conditions to Each Lender’s Obligations Under this Agreement. Each Lender’s obligation to purchase and pay for the Notes to be sold to such Lender at the Closing is subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)                        Each of the representations and warranties of the Company in this Agreement and the Security Agreement shall have been true, correct and complete in all material respects on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true, correct and complete in all material respects as of such date.  The representations of the Subsidiary  Guarantors contained in the Subsidiary Guaranties shall have been true, correct and complete in all material respects as of the Closing Date.

(b)                       The Company shall have performed and complied with all agreements and conditions contained in this Agreement and the Security Agreement required to be performed or complied with by the Company prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof), no Default or Event of Default shall have occurred and be continuing.

(c)                        The Company and each Subsidiary Guarantor, as applicable, shall have duly authorized, executed and delivered each of the Note Documents.

Section 3.6                                      Conditions to Each Loan Extension.  The obligation of each Lender to make any Loan on any Loan Date, including the Closing Date, are subject to the satisfaction or waiver of the following conditions precedent:

(a)                        The Lenders shall have received a Funding Notice executed by a duly authorized officer of the Company in a writing delivered to the Lenders and an Officer’s Certificate, dated as of such Loan Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Section 3.6(b) and Section 3.6(c) have been satisfied.

(b)                       As of such Loan Date, the representations and warranties contained herein shall be true, correct and complete in all material respects on and as of that Loan Date to the same extent as though made on and as of that date, except that those representations and warranties which address matters only as of a particular date shall remain true, correct and complete in all material respects as of such date.

(c)                        As of such Loan Date, the Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the applicable Loan Extension, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

The Required Holders shall be entitled, but not obligated to, request and receive, prior to the making of any Loan Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Lender(s) such request is warranted under the circumstances.

ARTICLE IV

REVOLVING LOANS

Section 4.1                                      Revolving Commitments. Each Lender’s commitment hereunder shall be a Revolving Commitment.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to the Company in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment.  Amounts borrowed may be repaid and reborrowed during the Revolving Commitment Period; provided that the conditions set forth in Section 3.6 are complied with at the time of such borrowing.  Each Lender’s Revolving Commitment shall expire on the Final Maturity Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

Section 4.2                                      Borrowing Mechanics for Revolving Loans.

(a)                        Revolving Loans shall be made in an aggregate minimum amount of five million dollars ($5,000,000) and integral multiples of five million dollars ($5,000,000) in excess of that amount.

(b)                       Whenever the Company desires that the Lenders make Revolving Loans, the Company shall deliver to each Lender the Officer’s Certificate specified in Section 3.6(a) and a fully executed Funding Notice in respect of such Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, at least ten (10) Business Days in advance of the proposed Loan Date.  The Funding Notice shall be delivered to each Lender by facsimile or electronic transmission.

(c)                        Except as provided herein, upon satisfaction or waiver of the conditions precedent specified in Section 3.6, each Lender shall make its Pro Rata Share of the Revolving Loan available to the Company not later than the Loan Date specified in the applicable Funding Notice by wire transfer of same day funds in lawful money of the United States of America to the account designated by the Company to each Lender by facsimile or electronic transmission.

Section 4.3                                      Ratable Sharing.  The Lenders hereby agree among themselves that, except as otherwise provided in the other Note Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, or amounts payable in respect of other amounts then due and owing to such Lender hereunder or under the other Note Document (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Company and each  other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Company to that Lender with respect thereto as fully as if that Lender were owed the amount of the participation held by that Lender.

Section 4.4                                      Defaulting Lenders.

(a)                        A Lender who fails to pay the Company its Pro Rata Share of any Revolving Loan, or who fails to pay any other amount owing by it (collectively, a “Funding Default”) to the Company, is a “Defaulting Lender.”  The Company may recover all such amounts owing by a Defaulting Lender on demand.  If the Defaulting Lender does not pay such amounts on the Company’s demand, the Company shall be entitled to pursue all remedies (at law or in equity) available to it to require the Defaulting Lender to pay the aggregate amount of the Funding Default and to compensate the Company for the reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by or on behalf of the Company as a result of such failure.

(b)                       During any Default Period with respect to a Defaulting Lender, (i) such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers in accordance with Section 15.1) with respect to this Agreement and the Notes, (ii) the Notes held by such Defaulting Lender shall not be included for purposes of determining whether the Required Holders have consented to any amendment or waiver, and (iii) to the extent permitted by Applicable Law, any voluntary prepayment of the Revolving Loans shall, if the Company so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of the other Lenders as if such Defaulting Lender had no Revolving Loan outstanding.  The operation of this Section 4.4(b) shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by the Company of its duties and obligations hereunder.

(c)                        The failure of any Lender to fund its Pro Rata Share of any Revolving Loan shall not relieve any other Lender of its obligation to fund its Pro Rata Share of such Revolving Loan.  Conversely, no Lender shall be responsible for the failure of another Lender to fund its Pro Rata Share of a Revolving Loan.

Section 4.5                                      Optional Termination or Reduction of Commitments.  The Company shall have the right, upon not less than three (3) Business Days’ written notice to the Lenders, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments.  Any such reduction shall be in an amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall reduce permanently the Revolving Commitments then in effect.  Any such termination or reduction shall be applied ratably to the Lenders’ Revolving Commitments and be accompanied by the ratable prepayment of the Loans, and accrued interest on the amount so prepaid, to the extent that the principal amount of Loans then outstanding exceeds the amount of the Revolving Commitments as so reduced.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule dated as of the date of this Agreement and executed and delivered by the Company to the Lenders concurrently with or prior to the execution and delivery by the Company of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to the Lenders, that:

Section 5.1                                      Corporate Existence of the Company; Subsidiaries.  The Company and each of its Subsidiaries (a) is a limited liability company, corporation or limited partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation; (b) has full limited liability company or corporate power and authority to carry on their respective businesses as they are now being conducted; and (c) is duly qualified or licensed to do business as a foreign corporation currently in good standing in every jurisdiction in which the conduct of their respective businesses requires such qualification, excluding from clause (c) such qualifications or licenses the failure of which to obtain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  As of the date hereof, the Subsidiaries of the Company are Current International and Current TV.  All outstanding Capital Stock of the Company and its Subsidiaries have been duly authorized and validly issued and, with respect to any Subsidiary of the Company that is organized as a corporation, all of the shares of Capital Stock of such Subsidiary are fully paid and nonassessable, and are owned by the Company free and clear of any Lien other than Liens contemplated by the Security Agreement.

Section 5.2                                      Authorization.  The Company has full limited liability company power and authority to execute and deliver this Agreement and the Security Agreement and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and the Security Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors and no other limited liability company power is necessary to authorize the execution and delivery by the Company of this Agreement or the Security Agreement or the consummation by it of the transactions contemplated hereby and thereby.  No vote of, or consent by, the holders of any class or series of membership interests or voting debt issued by the Company (which has not already been obtained on or prior to the date hereof) is necessary to authorize the execution and delivery by the Company of this Agreement or the Security Agreement or the consummation by the Company of the transactions contemplated hereby and thereby.

Section 5.3                                      Binding Agreement.  This Agreement and the Security Agrement have been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof and thereof by the Lenders, this Agreement and the Security Agreement each constitutes, and upon execution and delivery thereof each Note will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 5.4                                      Subsidiary Guaranties.

(a)                        Each Subsidiary Guarantor has full limited liability company power and authority to execute and deliver its Subsidiary Guaranty and to consummate the transactions contemplated thereby.  The execution, delivery and performance by such Subsidiary Guarantor of the Subsidiary Guaranty and the consummation by such Subsidiary Guarantor of the transactions contemplated thereby have been duly authorized by its board of directors (or similar governing body) and no other limited liability company or other power is necessary to authorize the execution and delivery by such Subsidiary Guarantor of its Subsidiary Guaranty or the consummation by it of the transactions contemplated thereby.  No vote of, or consent by, the holders of any class or series of equity interests or voting debt issued by such Subsidiary Guarantor (which has not already been obtained on or prior to the date hereof) is necessary to authorize the execution and delivery by such Subsidiary Guarantor of its Subsidiary Guaranty or the consummation by such Subsidiary Guarantor of the transactions contemplated thereby.

(b)                       Each Subsidiary Guaranty has been duly executed and delivered by the Subsidiary Guarantor party thereto and, such Subsidiary Guaranty constitutes a valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 5.5                                      No Violations.  None of the execution, delivery or performance of this Agreement or the other Note Documents by the Company or any of its Subsidiaries, nor the consummation by the Company or any of its Subsidiaries of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the limited liability company operating agreement or similar organizational documents of the Company or any of its Subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, modification, cancellation or acceleration) under, any agreement, indenture, mortgage, lease, sublease, license, promissory note, evidence of indebtedness or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of its assets are bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries or their respective properties or assets, excluding from the foregoing clauses (b) and (c), such violations, breaches or defaults which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.6                                      Compliance with Laws.  The Company and each of its Subsidiaries has complied in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all Government Entities that affect their respective businesses, properties or assets, and (a) no notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries from any Governmental Entity alleging a violation of the foregoing, (b) no written notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries from any Person (excluding any Governmental Entity) alleging a violation of the foregoing and (c) to the Knowledge of the Company, no charge, claim or action has been threatened against the Company or any of its Subsidiaries (with respect to their businesses) alleging a violation of the foregoing.  No consent, approval or authorization of, registration, filing (other than the filing of the UCC financing statements as contemplated by the Security Agreement) or declaration with, any Governmental Entity is required in connection with the execution, delivery or performance by the Company or its Subsidiaries with this Agreement and the other Note Documents.

Section 5.7                                      Permits.   There are no Permits that are held by the Company or any of its Subsidiaries that are material to the operation of their respective businesses as presently conducted or the ownership and use of their respective property and assets as presently owned and used.

Section 5.8                                      Title to Properties.   The Company and its Subsidiaries have good and sufficient title to their respective material properties, in each case free and clear of Liens other than Permitted Liens.  All material leases to which the Company or any of its Subsidiaries is a party are in full force and effect.

Section 5.9                                      Defaults.   Except as set forth on Section 5.9 of the Company’s Disclosure Schedule, neither the Company nor any Subsidiary is in default in any material respect (or with notice or the passage of time or both would be in default in any material respect), under any material contract, and, to the Knowledge of the Company, no other party to any material contract is in default in any material respect thereunder (or with notice or the passage of time or both would be in default in any material respect thereunder).  No party to any material contracts of the Company or any Subsidiary has exercised any termination or cancellation rights with respect thereto.

Section 5.10                                Financial Statements.

(a)                        The Financial Statements have been prepared from, in accordance with and accurately reflect the books and records of the Company and its Subsidiaries, prepared in accordance with GAAP applied on a consistent basis during the periods involved except as may be stated in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments) and present fairly, in all material respects, the results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein.

(b)                       Since June 30, 2006, there has been no development or event, and no change in the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, which has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.11                                Absence of Undisclosed Liabilities.  Since June 30, 2006, neither the Company nor any of its Subsidiaries has incurred any liability or obligation (whether direct or indirect, fixed, contingent or otherwise) other than (a) such as have been reflected on the Financial Statements, (b) liabilities which would not be required to be reflected or reserved against on the Financial Statements in accordance with GAAP, (c) liabilities incurred subsequent to June 30, 2006 in the ordinary course of business, and (d) such as have been set forth on Section 5.11 of the Company’s Disclosure Schedule.

Section 5.12                                Absence of Certain Changes.   Since December 31, 2005, the Company and each of its Subsidiaries has conducted its business, in all material respects, in the ordinary course consistent with past practice, and there has not occurred any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.13                                Tax Matters.  Except as set forth on Section 5.13 of the Company’s Disclosure Schedule:

(a)                        The Company and each of its Subsidiaries has duly filed all material Tax Returns that it is required to file with respect to the income, properties or operations of, the Company and/or any of its Subsidiaries and has duly paid or caused to be duly paid in full all Taxes shown as due on such Tax Returns.  All such Tax Returns are true, correct and complete in all material respects and accurately reflect all liability for Taxes for the periods covered thereby.

(b)                       No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns with respect to the income, properties or operations of, the Company and/or any of its Subsidiaries.

(c)                        There are no Liens for Taxes except for statutory liens for Taxes not yet due.

Section 5.14                                Litigation.  Except as set forth on Section 5.14 of the Company’s Disclosure Schedule, there are no actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Entity which individually or in the aggregate may reasonably be expected to have a Material Adverse Effect.

Section 5.15                                Intellectual Property.

(a)                        The Company and its Subsidiaries either own, singly or jointly, license or otherwise possess legally enforceable rights to use the Intellectual Property.

(b)                       Except as set forth on Section 5.15(b) of the Company’s Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has received any notice that the Company or any of its Subsidiaries are, in default in any material respect (or with the giving of notice or lapse of time or both, would be in default in any material respect), under any contract to use the Intellectual Property, (ii) there are no material restrictions on the transfer of any material contract, or any interest therein, held by the Company or any of its Subsidiaries in respect of any Intellectual Property, and (iii) to the Knowledge of the Company, no Intellectual Property is being infringed upon by any other Person.

(c)                        To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries and the Intellectual Property does not infringe in any material respect upon any Intellectual Property rights of any Person, and neither the Company nor any of its Subsidiaries has received any notice from any other Person pertaining to or challenging the right of the Company and its Subsidiaries to use any of the Intellectual Property.

Section 5.16                                Environmental Matters.  Except as set forth on Section 5.16 of the Company’s Disclosure Schedule:

(a)                        Each of the Company and its Subsidiaries has been and is in compliance in all material respects with all applicable Environmental Laws.

(b)                       Neither the Company nor any of its Subsidiaries has received any written communication from any Person that alleges that the Company or any of its Subsidiaries is not in material compliance with any Environmental Laws, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with such compliance in the future.

(c)                        There is no material pending Environmental Claims by any Person that is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(d)                       To the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental

Concern, that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

Section 5.17                                Employee Benefit Plans.  Each Company Plan, if any, has at all times complied in form and in operation in all material respects with its terms and the requirements of Applicable Laws, including without limitation, ERISA and the Code.

Section 5.18                                Labor Matters.  Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  There is no strike, labor dispute, slowdown or stoppage pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 5.19                                Use of Proceeds; Margin Regulations.  All proceeds from the issuance of the Notes will be used by the Company for general corporate purposes.  No part of the proceeds from the Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board or to involve any broker or dealer in a violation of Regulation T of said Board.  As used in this Section 5.19, the term “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in Regulation G.

Section 5.20                                Creation and Perfection of Security Interests.  The provisions of the Security Agreement are effective to create in favor of the Collateral Agent a valid and enforceable security interest in all of the right, title and interest of the Company in the Collateral.  The security interests granted pursuant to the Security Agreement (a) upon completion of the filings and other actions specified therein shall constitute valid perfected security interests in all of the Collateral in favor of the Collateral Agent as collateral security for the Obligations, enforceable in accordance with the terms thereof against all creditors of the Company and any Persons purporting to purchase any Collateral from the Company and (b) are prior to all other Liens on the Collateral in existence on the date hereof.

Section 5.21                                Solvency.  After giving effect to the sale of the Notes and the application of the proceeds thereof, (a) the fair value of the Company’s consolidated assets will be in excess of the total amount of the Company’s liabilities, including, without limitation, contingent obligations, (b) the Company will be able to pay its liabilities as they mature, and (c) the Company will not have unreasonably small capital to carry on its business.

Section 5.22              Brokers or Finders.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and the other Note Documents and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 5.23              No General Solicitation.  Neither the Company, nor any of its Subsidiaries, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Notes.

Section 5.24              Investment Company Act.  Neither the Company nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE LENDERS

Each Lender severally and not jointly represents and warrants to the Company as follows:

Section 6.1                    Investment Purpose.  Each Lender understands and acknowledges that (a) the Notes have not been registered under the Securities Act or any state securities laws and are being offered and sold in reliance upon exemptions provided in the Securities Act and state securities laws for transactions not involving any public offering and, therefore, cannot be resold or transferred unless they are subsequently registered under the Securities Act and applicable state laws or unless an exemption from such registration is available; and (b) each Lender is purchasing the Note for investment purposes only for the account of such Lender or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with any view toward a distribution thereof; provided that the disposition of such Lender’s Note shall at all times be within such Lender’s control.

Section 6.2                    Availability of Funds.  Each Lender represents that it has and will have sufficient funds available to it to pay its respective Revolving Commitment as set forth on Schedule A hereto at any time prior to the Final Maturity Date upon the request of the Company pursuant to Article IV.

Section 6.3                    Access to Information.  Each Lender has received, read carefully and understands this Agreement and the other Note Documents and all exhibits thereto and has consulted its own attorney, accountant and/or investment advisor with respect to the transactions contemplated hereby and thereby and its suitability for such Lender. The Company has made available to the Lenders, prior to the purchase of the Notes, the opportunity to ask questions of and receive answers from management of the Company concerning the terms and conditions of this Agreement and the other Note Documents and to obtain any additional information necessary to verify information contained in the Agreement, the Notes or otherwise relative to the financial data and business of the Company, to the extent that such parties possess such information or can acquire it without unreasonable effort or expense, and all such questions, if asked, have been answered satisfactorily and all such documents, if requested, have been found to be satisfactory.

Section 6.4                    Limited Operating History.  Each Lender is aware and acknowledges that (a) the Company is a new venture that has no substantial operating history, and there is a high degree of risk that the Company will be unable to execute its business strategy successfully; (b) the Notes involve a substantial degree of risk of loss of its entire investment; (c) each Lender, in purchasing the Notes, is relying solely upon the advice of such Lender’s personal tax advisor with respect to the tax aspects of purchasing the Notes; and (d) because there are substantial restrictions on the transferability of the Notes it may not be possible for the undersigned to liquidate its investment readily.

Section 6.5                    Accredited Investor.  Each Lender is an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act. Each Lender maintains its domicile, and is not merely a transient or temporary resident, at the residence address shown in Schedule A hereto.

Section 6.6                    Brokers or Finders.  None of the Lenders nor anyone acting on each Lender’s behalf has paid any commission or other remuneration to any person in connection with the purchase of the Notes hereunder.

ARTICLE VII

PAYMENT OF THE NOTES; REDEMPTION

Section 7.1                    Required Payments.  The principal amount of the Notes, together with any and all accrued and unpaid interest thereon, shall be paid in cash to the Lenders on the Final Maturity Date at the principal office of the Company, or, upon the written request of the Lender, by wire transfer of immediately available funds to an account designated by such Lender; provided that any overdue payment (including any overdue prepayment) of principal or interest shall be payable on demand.

Section 7.2                    Optional Prepayment of the Notes.  The Company may, upon one (1) Business Day’s written notice to the Lenders, at any time and from time to time, without premium or penalty, prepay in whole the aggregate unpaid principal amount of the Notes, together with all accrued and unpaid Interest thereon, in cash, to (but excluding) the date of prepayment, or prepay in part in amounts aggregating one million dollars ($1,000,000) or more the aggregate unpaid principal amount of the Notes, together with accrued and unpaid Interest thereon, in cash, to (but excluding) the date of prepayment.

Section 7.3                    Purchase of Notes.  The Company will not and will not permit any of its Subsidiaries to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes.

Section 7.4                    Redemption.

(a)                                  If during the time the Notes remain outstanding there occurs a Change of Control, each Lender shall have the right (exercisable for a period from (and including) the date on which such Change of Control occurred to (and including) the thirtieth (30th) day after each Lender’s receipt of the Change of Control Notice) to require the Company to redeem its Note in cash at a price (the “Redemption Price”) equal to the then outstanding principal amount plus any accrued and unpaid Interest thereon.

(b)                                 The Company shall deliver a written notice (the “Change of Control Notice”) to each Lender as promptly as reasonably practicable following (and in any event within two (2) Business Days of) the closing or occurrence of the event causing the Change of Control, describing in reasonable detail the facts and circumstances giving rise thereto.

(c)                                  If, following its receipt of the Change of Control Notice, a Lender desires to exercise its right to require the Company to redeem its Note pursuant to clause (a) above, then such Lender shall deliver written notice thereof (the “Mandatory Redemption Notice”) to the Company by no later than the date that occurs thirty (30) days after the date the Change of Control Notice is received by such Lender, and the Company shall redeem the Note and pay the Redemption Price within fifteen (15) days after its receipt of the Mandatory Redemption Notice upon presentation and surrender of the Note by such Lender to the Company at the Company’s principal place of business, free and clear of all Liens (other than any Liens imposed in accordance with any Note Document), whereupon after such payment the Note shall thereafter be canceled by the Company and the Lender shall no longer hold a Commitment under the Note Documents.

(d)                                 If, within thirty (30) days after its receipt of the Change of Control Notice, a Lender fails to deliver written notice to the Company of its desire to exercise its right to require the Company to redeem its Note, then such right shall be deemed waived.

ARTICLE VIII

AFFIRMATIVE COVENANTS

The Company covenants and agrees that so long as any Commitment is in effect or any amount is owing to any Lender or the Collateral Agent under any Note Document, the Company will perform or cause to be performed the obligations set forth below:

Section 8.1                    Maintenance of Existence; Compliance with Obligations. The Company will, and will cause each of its Subsidiaries to, (a) continue to engage in business of the same general type as is currently contemplated to be conducted by the Company and its Subsidiaries and do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and (b) satisfy all of their respective material obligations and liabilities as and when they become due; provided, however, that the foregoing shall not prohibit (i) any merger, consolidation or other transaction permitted under Section 9.4, (ii) any Disposition made pursuant to, and in compliance with, Section 9.7, or (iii) the Company or any of its Subsidiaries from changing its form of legal entity, as long as, (x) in the case of each of clause (i), (ii) and (iii) of this proviso, after giving effect thereto, no Default (including, without limitation, under Section 10.1(j)) shall have occurred and be continuing or could reasonably be expected to result therefrom, and (y) in the case of each of clause (i) and (iii) of this proviso, the provisions of Section 13(a) of the Security Agreement have been complied with.

Section 8.2                    Compliance with Laws.  The Company will, and will cause each of its Subsidiaries to, comply with the requirements of all Applicable Laws, rules, regulations and orders of any Governmental Entity, except to the extent the non-compliance therewith would not reasonably be expected to result in a Material Adverse Effect.

Section 8.3                    Financial Information.  The Company will furnish the following to each Lender:

(a)                                  as soon as available and in any event within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of income and cash flow of the Company and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), following the first full Fiscal Quarter following the one-year anniversary of the date hereof, in comparative form, the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year;

(b)                                 as soon as available and in any event within one hundred and twenty (120) days after the end of each Fiscal Year, a copy of the consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of income and cash flow of the Company and its Subsidiaries for such Fiscal Year, setting forth, following the first full Fiscal Year following the one-year anniversary of the date hereof, in comparative form the figures for the immediately preceding Fiscal Year;

(c)                                  simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer of the Company (delivered on behalf of the Company and in his or her capacity as chief financial officer of the Company, not in his or her individual capacity) stating that such financial statements (A) present fairly, in all material respects, the financial position, the results of operations and the cash flows of the Company as of the date of such financial statements and (B) were prepared, in all material respects, in accordance with GAAP applied on a consistent basis; and

(d)                                 simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or chief executive officer of the Company stating (i) whether, to his knowledge, any Default then exists and (ii) if, to his knowledge, any Default then exists, the details thereof and the actions which the Company is taking or proposes to take with respect thereto.

Section 8.4                    Notice of Defaults.  Promptly, and in any event within seven (7) Business Days, after any officer of the Company obtains knowledge of the occurrence of any Default, the Company shall furnish to the Lenders a certificate of the chief executive officer or the chief financial officer of the Company setting forth the details thereof and the actions which the Company is taking or proposes to take with respect thereto.

Section 8.5                    Inspection of Property, Books and Records.  The Company will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and, if an Event of Default has occurred and is continuing, will permit, and will cause each of its Subsidiaries to permit, representatives of the Lenders to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired. The provisions of Section 9 of the Security Agreement apply to any information acquired by a Lender in the exercise of its rights under this Section 8.5.

Section 8.6                    Further Assurances.  From time to time, the Company shall, or shall cause its Subsidiaries to, do and perform any and all acts and execute any and all documents as may be required by Appliable Law or as may be necessary or as reasonably requested by the Collateral Agent or any Lender in order to effect the purposes of this Agreement and the other Note Documents to which the Company is a party and to protect the interests of the Lenders under this Agreement and the other Note Documents to which the Company is a party including, without limitation, taking all action reasonably necessary to maintain the perfection and priority of all Liens on the Collateral.

Section 8.7                    Direct Subsidiaries.  Upon the formation of any direct Subsidiary of the Company created after the date hereof, the Company and any such Subsidiary shall take all necessary steps to perfect the security interest held by the Lenders pursuant to the Security Agreement in the equity interests of such direct Subsidiary held by the Company.

Section 8.8                    Current TV as a Subsidiary Guarantor.  Upon repayment of the Existing Note, if after such date any Note is still outstanding, Current TV and its Subsidiaries will execute a Subsidiary Guaranty.

ARTICLE IX

NEGATIVE COVENANTS

The Company covenants and agrees that so long as any Commitment is in effect or any amount is owing to any Lender or the Collateral Agent under any Note Document:

Section 9.1                    Indebtedness.  The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

(a)                                  Indebtedness in respect of the Notes and the Existing Note;

(b)                                 trade Indebtedness (i) incurred in the ordinary course of business of the Company and its Subsidiaries (including current accounts payable extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than ninety (90) days or, if overdue for more than ninety (90) days, as to which either (x) such amounts are accrued on the books of the Company or such Subsidiary or (y) a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company or such Subsidiary) and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business;

(c)                                  Indebtedness (i) evidencing the deferred purchase price of newly acquired property or incurred solely to finance the acquisition of such property of the Company and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) (provided that such Indebtedness is incurred within one hundred and eighty (180) days of the acquisition of such property), (ii) incurred solely to finance the construction or improvement of property or assets owned by the Company or any of its Subsidiaries or (iii) that constitutes Capitalized Lease Liabilities;

(d)                                 unsecured intercompany Indebtedness among the Company and its Subsidiaries;

(e)                                  reimbursement obligations or guarantees arising in the ordinary course of business in respect of business-related expenses incurred by any employee of the Company or of any Subsidiary of the Company;

(f)                                    unsecured Guarantee Obligations of the Company or any Subsidiary of the Company with respect to Indebtedness of the Company or a Subsidiary permitted under this Section 9.1 (so long as each such Guarantee Obligation is expressly and fully subordinated to the Notes and the other Note Documents); and

(g)                                 renewals and refinancing of any Indebtedness permitted pursuant to clause (c) above; provided that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness refinanced.

Section 9.2                    Negative Pledge.  The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Liens upon or with respect to any asset now owned or hereafter acquired by it (including, without limitation, the Collateral) or on any of its rights in respect thereof, except for the following (collectively, the “Permitted Liens”):

(a)                                  Liens granted pursuant to the Security Agreement, the Existing Security Agreement and the Existing Note;

(b)                                 Liens existing as of the Closing Date as set forth on Schedule 5.13 of the Company’s Disclosure Schedule;

(c)                                  Liens incidental to the ordinary conduct of the business of the Company and its Subsidiaries or the ownership of their respective assets which do not secure Indebtedness, such as carrier’s, warehousemen’s, materialmen’s, landlord’s and mechanic’s liens, and which do not in the aggregate materially detract from the value of their respective assets or materially impair the use thereof in the ordinary course of business;

(d)                                 Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for Indebtedness) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds entered into in the ordinary course of business;

(e)                                  judgment Liens which do not otherwise result in an Event of Default under Section 10.1(h);

(f)                                    Liens securing Indebtedness permitted pursuant to Section 9.1(c); provided that with respect to Liens securing Indebtedness permitted pursuant to Section 9.1(c), such Liens do not extend to any property other than the property being acquired or constructed or to the property being improved (but only to the extent of such improvement);

(g)                                 Liens for Taxes, assessments or governmental charges or levies, or otherwise arising by operation of law, which Taxes, assessments or governmental charges or levies are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(h)                                 Liens arising solely by virtue of any statutory provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution; and

(i)                                     other Liens in respect of assets now owned or hereafter acquired by the Company or any of its Subsidiaries not described in clauses (a) through (h) above; provided that each such Lien and the obligation that it secures is expressly and fully subordinated to all Liens granted pursuant to the Security Agreement and the obligations of the Company under this Agreement and the other Note Documents by documents that contain subordination terms that are reasonably satisfactory to the Lenders.

Section 9.3                    Investments.  The Company will not, and will not permit any of its Subsidiaries to, make any Investment in any Person, except for:

(a)                                  the purchase of all or substantially all of the Capital Stock of another Person constituting the acquisition of a business unit;

(b)                                 Investments in Cash Equivalents;

(c)                                  Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d)                                 Investments by way of contributions to capital or purchases of Capital Stock of any of the Company’s Subsidiaries or loans to the Company or any Subsidiary of the Company;

(e)                                  Investments consisting of any deferred portion of the sales price received by the Company or any Subsidiary in connection with any Disposition permitted under Section 9.7;

(f)                                    Investments in Capital Stock of any Person received in exchange for bona fide services provided to such Person or its Affiliates by any of the Company’s Subsidiaries in the ordinary course of business; and

(g)                                 other Investments not described in clauses (a) through (f) above; provided that the Investments permitted under this clause (g) do not to exceed, in the aggregate, the sum of five million dollars ($5,000,000).

Section 9.4                    Merger, Consolidation, etc.  The Company shall not, and shall not permit any of its Subsidiaries to, consolidate or merge with any other Person or sell, transfer or otherwise dispose of any of its properties and assets substantially as an entirety to any Person, unless:

(a)                                  in the event that the Company or any of its Subsidiaries shall consolidate with or merge into another Person or sell, transfer or otherwise dispose of its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company or any of its Subsidiaries is merged or the Person which acquires the properties and assets of the Company or any of its Subsidiaries shall be a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b)                                 in the event that the Company shall consolidate or merge with another Person and the Person surviving such transaction is not the Company, then such surviving Person shall expressly assume, by delivery of a written instrument in form reasonably satisfactory to the Required Holders, all of the Company’s rights and obligations under this Agreement and under the other Note Documents;

(c)                                  in the event that any Subsidiary of the Company shall consolidate or merge with another Person and the Person surviving such transaction is not the Subsidiary, then such surviving Person shall expressly assume, by delivery of a written instrument in form reasonably satisfactory to the Required Holders, all of the Subsidiary’s rights and obligations under the Note Documents and under any guarantees granted pursuant to the Notes; and

(d)                                 immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing (or could reasonably be expected to result therefrom).

Section 9.5                    Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction or contract with any of its Affiliates, unless such transaction or contract (a) is on fair and reasonable terms no less favorable to the Company or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate, (b) was entered into prior to the date hereof or contemplated by any agreement entered into prior to the date hereof (copies of which have been furnished to the Lenders), (c) is with officers, directors or other employees of the Company or its Subsidiaries relating specifically and solely to employment as such, or (d) relates specifically and solely to the ownership or issuance of equity interests in the Company or in any of the Company’s Subsidiaries. Notwithstanding anything in this Section 9.5 to the contrary, each of the Company’s Subsidiaries shall be permitted to reimburse the Company for reasonable administrative expenses paid or incurred by the Company in connection with services performed on behalf of or in support of any of the Company’s Subsidiaries or in connection with the maintenance of the consolidated group composed of the Company and its Subsidiaries.

Section 9.6                    Restricted Payments, etc.  The Company will not, and will not permit any of its Subsidiaries to, declare or make a Restricted Payment other than:

(a)                                  Restricted Payments made by (i) a Subsidiary of the Company to the Company or (ii) a Subsidiary of the Company to another Subsidiary of the Company;

(b)                                 Restricted Payments made in connection with the repurchase of the Company’s or any of its Subsidiaries’ Capital Stock or Options held by the officers, directors and employees of the Company or any of its Subsidiaries, so long as each such repurchase is pursuant to, and in accordance with the terms of, a management and/or employee stock plan, a management and/or employee benefit plan, a stock subscription or similar agreement or a shareholder or similar agreement approved by the board of directors or comparable governing body of any Subsidiary of the Company that is bound thereby, is made in accordance with the LLC Agreement (as such agreement exists on the date hereof, a copy of which has been furnished to the Lenders) or as required by Applicable Law;

(c)                                  so long as no Event of Default has occurred and is continuing, Restricted Payments made by the Company’s Subsidiaries to the Company to enable the Company to make distributions sufficient for the Company or its members to pay Taxes; provided, however, that the aggregate amount of all such Restricted Payments that may be made by a Company Subsidiary in any Fiscal Year shall not exceed the product of (A) the Tax Rate and (B) the aggregate net taxable income of the Company that is derived from such Subsidiary for the most recently ended Fiscal Year. “Tax Rate” means the sum of (1) the maximum federal income tax rate applicable to individuals for the calendar year that includes the end of the most recently ended Fiscal Year, plus (2) the product of (x) the maximum state and local income tax rate for such calendar year applicable to individuals residing in the locality in which the Subsidiary has its principal place of business and (y) the excess of one hundred percent (100%) over the rate described in (1) above; and

(d)                                 Restricted Payments made to the Company to reimburse the Company for reasonable administrative expenses paid or incurred by the Company in connection with services performed on behalf of or in support of any of the Company’s Subsidiaries or in connection with the maintenance of the consolidated group composed of the Company and its Subsidiaries.

Section 9.7                    Dispositions.  The Company will not, and will not permit any of its Subsidiaries to, make any Disposition, except:

(a)                                  Dispositions in the ordinary course of business;

(b)                                 Dispositions made (i) by a Subsidiary to the Company or any other Subsidiary of the Company or (ii) by the Company to any of its Subsidiaries;

(c)                                  licenses or sublicenses of trademarks, trade names, copyrights, patents and other intellectual property entered into by any of the Company’s Subsidiaries in the ordinary course of business; and

(d)                                 Dispositions of property not prohibited by Section 9.4 and not otherwise specifically addressed by clauses (a) through (c) above, so long as the net proceeds of any such Disposition (to the extent received by the Company or its Subsidiary, as applicable, in cash and following such receipt by the Company or its Subsidiary, as applicable) are either: (i) reinvested into the Company or a Subsidiary of the Company within one hundred and eighty (180) days after such Disposition or (ii)

applied as a prepayment of the then outstanding principal amount of the Notes and permanent reduction of Commitments in such amount.

Section 9.8                    Subsidiaries.  The Company will not, and will not permit any of its Subsidiaries to, create a Subsidiary unless such Subsidiary guarantees the Notes by executing a Subsidiary Guaranty.

ARTICLE X

EVENTS OF DEFAULT

Section 10.1              Event of Default . An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)                                  the Company fails to pay the then outstanding principal amount and accrued Interest on the Notes on the Final Maturity Date or on any other date any such amounts become due and payable;

(b)                                 the Company or any Material Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (ii) be generally unable to pay its debts as such debts become due; (iii) make a general assignment for the benefit of the Company’s or any Material Subsidiary’s creditors; (iv) commence a voluntary case under the Bankruptcy Code; (v) file a petition seeking to take advantage of any other law of any jurisdiction relating to bankruptcy, insolvency, or composition or readjustment of debts; (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code; or (vii) take any action to authorize any of the actions set forth in clauses (i) through (vii) above;

(c)                                  a proceeding or case shall be commenced, without the application or consent of the Company or any Material Subsidiary, in any court of competent jurisdiction, seeking (i) liquidation, reorganization or other relief with respect to it or its assets or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of any substantial part of its assets, or (iii) similar relief in respect of the Company or any Material Subsidiary under any law of any jurisdiction relating to bankruptcy, insolvency, or the composition or readjustment of debts, and, in each case, such proceedings or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) days, if in the United States, or ninety (90) days, if outside of the United States; or an order for relief against the Company or any Material Subsidiary shall be entered in an involuntary case under any bankruptcy, insolvency, composition, readjustment of debt, liquidation of assets or similar law of any jurisdiction;

(d)                                 if any representation or warranty made by the Company or any of its Subsidiaries in any Note Document shall prove to have been incorrect in a material respect when made;

(e)                                  if the Company or any Subsidiary of the Company fails to observe or perform any covenant or agreement contained in Section 8.4;

(f)                                    the Company or any Subsidiary of the Company fails to observe or perform any covenant or agreement contained in Article IX hereof and such failure to observe or perform continues for a period of ten (10) days after the Company’s receipt of written notice from a Lender of such failure;

(g)                                 the Company or any Subsidiary of the Company fails to observe or perform any covenant or agreement contained in any of the Note Documents (other than those specified in Section 10.1(a), Section 10.1(e) and Section 10.1(f)) and such failure to observe or perform continues for a period of thirty (30) days after the Company’s receipt of written notice from the Lenders of such failure;

(h)                                 any judgment or order for the payment of money, individually or in the aggregate, of one million dollars ($1,000,000) or more (exclusive of any amounts covered by insurance (less any applicable deductible)) shall be rendered against the Company or any of its Subsidiaries and such judgment shall not have been vacated or discharged or stayed pending appeal (for so long as such appeal is pending) or satisfied pending appeal by the posting of a bond or guaranty (for so long as such appeal is pending) within thirty (30) days, if in the United States, or sixty (60) days, if outside the United States (but only if the Company or any of its Subsidiaries has used its reasonable best efforts to cause such judgment to be vacated, discharged or stayed pending appeal), in each case after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order and shall not have been dismissed, stayed or discharged within the period prescribed by Applicable Law;

(i)                                     a default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount, individually or in the aggregate, of one million dollars ($1,000,000) or more or an event of default shall occur under any instrument evidencing or securing any such Indebtedness which gives the holder(s) of such Indebtedness or any Person acting on behalf of such holder(s) thereof the right to accelerate the maturity of such Indebtedness; or

(j)                                     any Note Document shall cease, for any reason, to be in full force and effect, or any Lien created by any Note Document shall fail, for any reason, to constitute a valid and perfected Lien with respect to the Collateral set forth therein, subject to no other Lien (other than Permitted Liens), or the Company or any Subsidiary or Affiliate of the Company shall assert any of the foregoing in writing; provided that an Event of Default shall not be deemed to have occurred pursuant to this Section 10.1(j) if (i) the applicable Note Document(s) become in full force and effect or the applicable Lien becomes valid and perfected within five (5) Business Days following the date on which the applicable Note Document(s) ceased to be in full force and effect or the applicable Lien failed to constitute a valid and perfected Lien with respect to the Collateral set forth therein and (ii) the Collateral shall not have become subjected to any Lien not created by a Note Document (other than Permitted Liens) at any time during the period referred to in clause (i) hereof.

Section 10.2              Consequences of Events of Default.  If an Event of Default has occurred and is continuing, then the Required Holders may by notice to the Company declare all or any portion of the then outstanding principal amount of the Notes, together with all accrued and unpaid Interest thereon, and the Notes shall thereupon become, immediately due and payable in cash, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided that in the case of any of the Events of Default specified in Section 10.1(b) or Section 10.1(c), without any notice to the Company or any other act by the Lenders, all outstanding Notes shall thereupon become immediately due and payable in cash, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Such remedies shall be cumulative and not exclusive and shall be in addition to any other remedies that the Lenders may have under the Security Agreement and the other Note Documents or under Applicable Law.

ARTICLE XI

REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

Section 11.1              Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and transfer of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any institutional holder of a Note, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 11.2              Transfer and Exchange of Notes.  Upon surrender of any Note at the principal executive office of the Company (as specified in Section 16.9) for transfer or exchange (and in the case of a surrender for registration for transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant address and other information for notices of each transferee of such Note or part thereof), within ten (10) Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit B hereto. Each such new Note shall be dated the date of the surrendered Note. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.

Notes shall not be transferred in denominations of less than one hundred thousand dollars ($100,000); provided that if necessary to enable a holder of Notes to transfer its entire holding of Notes, one Note may be in a denomination of less than one hundred thousand dollars ($100,000). Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Article VI. The Company shall not be required to register the transfer of any Note to any Person (other than a transfer by holder of a Note to its nominee not involving a change of beneficial ownership of such Note) unless the Company receives (a) from the proposed transferee a representation reasonably satisfactory to the Company that the representations and warranties set forth in Article VI are true with respect to such transferee and (b) in the case of any transfer in which the Note will be registered in the name of a nominee, the name of the beneficial owner of the Note and confirmation that such nominee is permitted to transfer such Note only with the consent of the beneficial owner.

Section 11.3              Replacement of Notes.  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an institutional investor, notice from such institutional investor of such ownership and such loss, theft, destruction or mutilation), and

(a)                                  in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an institutional investor, such holder’s own unsecured agreement of indemnity shall be deemed to be satisfactory),

(b)                                 in the case of mutilation, upon surrender and cancellation thereof, or

(c)                                  the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated the date of such lost, stolen, destroyed or mutilated Note.

ARTICLE XII

COLLATERAL AGENT

Section 12.1              Appointment of the Collateral Agent.

(a)                                  Each Lender hereby authorizes Joel Z. Hyatt in his capacity as a Lender hereunder, to act on behalf its behalf to designate a collateral agent. Joel Z. Hyatt hereby designates HSBC Bank USA, National Association as Collateral Agent to act on behalf of the Lenders and irrevocably authorizes the Collateral Agent to take action on its behalf under the Security Agreement and with respect to the Collateral, to exercise the powers and perform the duties described therein, and to exercise such other powers reasonably incidental thereto. The Collateral Agent may perform any of its duties through its agents or employees.

(b)                                 Other than the Company’s rights under Section 12.9, this Article XII is for the benefit of the Collateral Agent and the Lenders only. The Collateral

Agent shall act only for the Lenders and assumes no obligation to or agency or trust relationship with the Company.

Section 12.2              Nature of Duties of Collateral Agent.

(a)                                  Each Lender hereby further authorizes the Collateral Agent, as applicable, on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Collateral and the Security Agreement. Subject to Section 15.1, without further written consent or authorization from the Lenders, the Collateral Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Required Holders (or such other Lenders as may be required to give such consent under Section 15.1) have otherwise consented.

(b)                                 The Collateral Agent has no duties or responsibilities except those expressly set forth in the Note Documents. Neither the Collateral Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted hereunder or in connection herewith. The duties of the Collateral Agent shall be mechanical and administrative in nature. The Collateral Agent shall not have a fiduciary relationship to any Lender or any Affiliate of any Lender.

Section 12.3              Right to Realize on Collateral.  Anything contained in any of the Note Documents to the contrary notwithstanding, the Company, the Collateral Agent and each Lender hereby agree that (a) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies under the Security Agreement may be exercised solely by the Collateral Agent, on behalf of the Lenders in accordance with the terms hereof and thereof, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Holders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale.

Section 12.4              Lack of Reliance on the Collateral Agent.  Independently and without reliance upon the Collateral Agent, each Lender has made and shall continue to make its own independent investigation and analysis of the content and validity of the Note Documents or of the performance and creditworthiness of the Company thereunder. The Collateral Agent assumes no responsibility and undertakes no obligation to make any inquiry with respect to such matters.

Section 12.5              Certain Rights of the Collateral Agent.  The Collateral Agent may request instructions from the Lenders at any time. If the Collateral Agent requests instructions from the Lenders with respect to any action or inaction, the Collateral Agent shall be entitled to await instructions from the Required Holders before such action or inaction. No Lender shall have any right of action based upon the Collateral Agent’s action or inaction in response to instructions from the Lenders.

Section 12.6              Reliance by the Collateral Agent.  The Collateral Agent may rely upon written or telephonic communication it believes to be genuine and to have been signed, sent or made by the proper person. The Collateral Agent may obtain the advice of legal counsel (including, for matters concerning the Company, counsel for the Company), independent public accountants and other experts selected by it and shall have no liability for action or inaction in good faith based upon such advice.

Section 12.7              Indemnification of the Collateral Agent.  To the extent the Collateral Agent is not reimbursed and indemnified by the Company, each Lender will reimburse and indemnify the Collateral Agent, to the extent of its Pro Rate Share, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever (including all expenses) which may be imposed on, incurred by or asserted against the Collateral Agent in performing its duties hereunder or otherwise relating to the Note Documents, unless resulting from the Collateral Agent’s gross negligence or willful misconduct.

Section 12.8              The Collateral Agent in its Individual Capacity . In its individual capacity, the Collateral Agent shall have the same rights and powers hereunder as any other Lender and may exercise them as though it was not performing the duties specified herein. The terms “Lenders,” or any similar terms shall, unless the context clearly otherwise indicates, include the Collateral Agent in its individual capacity. The Collateral Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Company or any Affiliate of the Company as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

Section 12.9              Successor Collateral Agent.

(a)                                  The Collateral Agent may, upon five (5) Business Days’ notice to the Lenders and the Company, resign by giving written notice thereof to the Lenders and the Company. The Collateral Agent’s resignation shall be effective upon the appointment of a successor collateral agent (the “Successor Agent”).

(b)                                 Upon receipt of the Collateral Agent’s resignation, the Lenders may appoint a Successor Agent. Unless an Event of Default shall have occurred and be continuing at the time of such appointment, the Successor Agent shall be subject to approval by the Company, which approval shall not to be unreasonably withheld and shall be delivered to the Lenders within five (5) Business Days after the Company’s receipt of notice of a proposed Successor Agent. If a Successor Agent has not accepted its appointment within fifteen (15) Business Days, then the retiring Collateral Agent may, on behalf of the Lenders and at the expense of the Company, appoint a Successor Agent which it reasonably deems competent to act as collateral agent.

(c)                                  Upon its acceptance of the agency hereunder, a Successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement. The retiring Collateral Agent shall continue to have the benefit of this Article XII for any action or inaction while it was Collateral Agent.

Section 12.10        Collateral Matters.

(a)                                  Each Lender authorizes and directs the Collateral Agent to enter into the Security Agreement for the benefit of the Lenders. Except as otherwise set forth herein, any action or exercise of powers by the Lenders under the Note Documents, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Prior to an Event of Default, without notice to or consent from any Lender, the Collateral Agent may take any action necessary or advisable to perfect and maintain the perfection of the Liens upon the Collateral.

(b)                                 The Collateral Agent shall have no obligation to assure that the Collateral exists or is owned by the Company or any of its Subsidiaries, that such Collateral is cared for, protected or insured, or that the Liens in the Collateral have been created, perfected, or have any particular priority. With respect to the Collateral, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders, and it shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(c)                                  In addition to the Collateral Agent’s right to take actions on its own accord as permitted under this Agreement, the Collateral Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Required Holders in writing. Until the Collateral Agent shall have received such written directions, the Collateral Agent may act (or not act) as it deems advisable and in the best interests of the Lenders.

(d)                                 In no event shall the Collateral Agent be liable, directly or indirectly, for any special, indirect or consequential damages, even if the Collateral Agent has been advised of the possibility of such damages.

ARTICLE XIII

EXPENSES, ETC.

Section 13.1              Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company agrees to pay all reasonable and documented costs and expenses (including reasonable attorneys’ fees) incurred by each Lender and the Collateral Agent in connection with such transactions and in connection with any amendments, waivers and consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent become effective), including (a) the reasonable and documented costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and the other Note Documents and any waiver or amendment with respect thereto, and of the Company’s performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, and (b) the reasonable and documented costs and expenses incurred in connection with the enforcement of this Agreement and the other Note Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the other Note Documents, or by reason of being a holder of any Note, or otherwise in connection with the transactions contemplated hereby and thereby.

Section 13.2              Survival.  The obligations of the Company under this Article XIII will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

ARTICLE XIV

SURVIVAL AND INDEMNIFICATION

Section 14.1              Survival of Representations and Warranties.All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by each Lender of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of each Lender or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the other Note Documents embody the entire agreement and understanding between each Lender and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 14.2              Company’s Agreement to Indemnify.  Subject to the terms and conditions set forth herein, the Company hereby agrees to indemnify, defend and hold the Lenders and the Collateral Agent and their directors, officers, employees, members, Affiliates, agents, attorneys, representatives, successors and assigns (each a “Lender Indemnified Party”) harmless from and against any and all losses, liabilities, claims, charges, proceedings, judgments, settlements, damages, interest, penalties, costs and expenses (including reasonable attorneys’ fees, and expenses and costs of enforcement of such indemnification claim) (individually, a “Loss” and collectively, “Losses”) based upon, attributable to or resulting from any investigation, litigation, action or other proceeding (including any governmental action or proceeding) (whether or not a Lender Indemnified Party is a party thereto) related to the entering into and/or performance of this Agreement or the use of any proceeds of the Notes hereunder or the consummation of any transactions contemplated herein or any other legal, administrative or other proceeding arising out of the transactions contemplated hereby, other than such Losses which are judicially determined in a final and non-appealable decision to have resulted from the gross negligence or willful misconduct of the Lender Indemnified Party.

Section 14.3              Indemnification Procedures.

(a)                                  In the event that any legal proceedings, judicial, administrative or arbitral action, suit, or proceeding shall be instituted or any claim or demand shall be asserted by any party hereto or by any third party in respect of which payment may be sought under Section 14.2 (a “Claim”), the party seeking indemnification pursuant to this Article XIV (the “Indemnified Party”) shall promptly give written notice thereof (the “Claim Notice”) to the party from whom such Indemnified Party is seeking indemnification pursuant to this Article XIV (the “Indemnifying Party”), specifying in reasonable detail the nature of the Claim and, to the extent practicable, the amount or the estimated amount thereof and the source of the Loss under Section 14.2; provided, however, the failure to give such notice shall not affect the Indemnifying Party’s obligations hereunder except to the extent that the Indemnifying Party incurs incremental out-of-pocket expenses or is actually prejudiced by such failure.

(b)                                 With respect to Claims not involving a third party, following receipt of a Claim Notice related to such Claim, the Indemnifying Party shall have the opportunity to make such investigation of the Claim as such Indemnifying Party reasonably deems necessary or desirable, and shall have thirty (30) days following receipt of a Claim Notice related to such Claim to give notice of dispute of such Claim to the Indemnified Party. For the purposes of such investigation, such Indemnified Party agrees to make available to such Indemnifying Party and/or its authorized representative(s) the information relied upon by such Indemnified Party to substantiate the Claim, as well as any other information bearing thereon reasonably requested by such Indemnifying Party. If the Indemnifying Party has timely disputed its liability with respect to such Claim or fails to notify the Indemnified Party whether such indemnifying person disputes its liability with respect to such Claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within sixty (60) days following the receipt of the Claim Notice related to such Claim, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(c)                                  The Indemnifying Party shall have the right to assume the defense of, negotiate, settle or otherwise deal with any Claim brought by any third party,

 with counsel of its own choice, which counsel must be reasonably acceptable to the Indemnified Party, by giving written notice, within fifteen (15) days from the date of receipt of the Claim Notice, to the Indemnified Party of its intent to do so, whereupon it shall have the sole power to direct and control such defense except as provided below. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnifiable against hereunder or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Claim. If the Indemnifying Party shall assume the defense of any Claim, the Indemnified Party may participate, at its own expense, in the defense of such Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, in the reasonable written opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Claim; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties, in each jurisdiction, in connection with any Claim. The parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Claim. The Indemnifying Party shall not settle or compromise any indemnifiable Claim or consent to entry of any judgment without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless such settlement, compromise or judgment includes an unqualified release from all liability in respect of the indemnifiable Claim by each claimant or plaintiff to such Indemnified Party. An Indemnified Party shall not settle or compromise any indemnifiable Claim or consent to entry of any judgment without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). If the Indemnifying Party makes any payment on any indemnifiable Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any Claims of the Indemnified Party with respect to such indemnifiable Claim.

(d)                                 After any final judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated in accordance with the requirements of this Section 14.3, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

ARTICLE XV

AMENDMENT AND WAIVER

Section 15.1              Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company, the Required Holders and, solely with respect to Article XII hereof, the Collateral Agent, except that (a) no amendment or waiver of any of the provisions of Section 2.1, Section 2.2, Article III, Article IV, or Article XII, or any defined term (as it is used therein), will be effective as to a holder of a Note unless consented to by such holder in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 10.2, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on, the Notes, (ii) reduce the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, by amendment of the definition of “Required Holders” or otherwise, (iii) change the percentage of the principal amount of the Notes the holders of which may declare the Notes to be due and payable as provided in Section 10.2, or which may rescind any such declaration, or (iv) amend any of Section 10.1(a), Section 10.2, Section 16.7, or this Article XV.

Section 15.2              Solicitation of Holders of Notes.  (a) The Company will provide each Lender (irrespective of the amount of any Commitment then owed to such Lender) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Lender to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 15.2(a) to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)                                 The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Lender as consideration for or as an inducement to the entering into by any Lender or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Lender even if such Lender did not consent to such waiver or amendment.

Section 15.3              Binding Effect.  Any amendment or waiver consented to as provided in this Article XV applies equally to all Lenders and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Lender nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Lender. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 15.4              Notes held by the Company.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Subsidiaries shall be deemed not to be outstanding.

ARTICLE XVI

MISCELLANEOUS

Section 16.1              Governing Law; Consent to Jurisdiction.  THIS NOTE AND THE OTHER NOTE DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The Company and each Lender (a) consents to submit itself to the personal jurisdiction of any New York state or federal court located in the city and county of New York in the event any dispute arises out of this Note or any other Note Document or any of the transactions contemplated hereby or thereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Note or any other Note Document or any of the transactions contemplated hereby or thereby in any court other than a federal or state court sitting in the city and county of New York.

Section 16.2              Waiver of Jury Trial.  THE COMPANY, THE COLLATERAL AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE COMPANY OR EACH LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

Section 16.3              Legal Rate.  Notwithstanding anything to the contrary contained herein or in any other Note Document, if any time the interest rate payable under the Notes, together with all fees and charges which are treated as interest under Applicable Law (collectively “Charges”), as provided in the Notes or otherwise contracted for, charged, received, taken or reserved by the Lenders, shall exceed the maximum lawful rate (the “Legal Rate”) which may be contracted for, charged, received, taken or reserved by a Lender in accordance with Applicable Law, the interest rate applicable to the Notes, together with all Charges payable to the Lender, shall be limited to the Legal Rate and any interest or Charges not so limited, taken, received or reserved by the Lender at such time shall be spread, prorated or amortized over the term of the Notes to the fullest extent permitted by Applicable Law.

Section 16.4              Severability.  Any term or provision of this Agreement and the other Note Documents that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof and thereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof or thereof is invalid, void or unenforceable, the Company and each Lender agrees that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 16.5              Entire Agreement.  This Agreement and the other Note Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supercede all prior agreements, understandings and negotiations, whether written or oral, of the parties hereto.

Section 16.6              No Waiver.  No failure or delay by a Lender in exercising any right, power or privilege under this Agreement or any other Note Document shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein and therein shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 16.7              Confidentiality.  For a period of time beginning on the date hereof and ending on the third anniversary of the date hereof, the Lenders shall, and shall cause their respective officers, directors, employees, consultants, advisors and representatives including, without limitation, the Collateral Agent to, treat as confidential the terms of this Agreement and all the other Note Documents and all nonpublic, confidential or proprietary information concerning the Company and its Subsidiaries, and the Lenders shall not, and shall cause their respective officers, directors, employees, consultants, advisors and representatives including, without limitation, the Collateral Agent not to, disclose or use such information to the detriment of the Company or its Subsidiaries, except (a) as otherwise provided herein, (b) with the prior written consent of the Company, (c) as may be required by Applicable Law or (d) with respect to such information which is or becomes generally available to the public other than as a result of a violation of this provision; provided, however, that the Collateral Agent may disclose any such information to its counsel, the Lenders and the Lenders’ counsel and any bank auditors and examiners or any other regulatory authority requiring such information.

Section 16.8              Transferability.

(a)                                  The Notes and the Commitments shall not be transferred directly or indirectly, by any Lender to any Person (other than to Persons who are and remain Affiliates of the Lender) without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed; provided, however, that the Company may, in its sole discretion, withhold consent to a transfer of any Note to a competitor of the Company or any of its Subsidiaries. Any purported transfer of the Notes and the Commitments in violation of this Section 16.8 shall be null and void.

(b)                                 The provisions of the Notes and the other Note Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Company may not assign or otherwise transfer any of its rights or obligations under the Notes or any Note Document without the prior written consent of the Required Holders.

Section 16.9              Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, sent via facsimile (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

If to the Company to:

Current Media, LLC

118 King Street

San Francisco, CA 94107

Attention:  Joel Hyatt

Telephone:  (415) 995-8200

Facsimile Number:  (415) 995-8283

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, DC 20005

Attention: Ronald C. Barusch

Telephone: (202) 371-7990

Facsimile Number: (202) 393-5760

If to a Lender, to its address and facsimile number set forth on Schedule A attached hereto, with copies to, in the case the Lender is Blum Strategic Partners II, L.P., Simpson Thacher & Bartlett LLP at 2550 Hanover Street, Palo Alto, CA 94304, Attention: William Brentani, Telephone: (650) 251-5110, Facsimile Number: (650) 251-5002.

If to the Collateral Agent, to:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, NY 10018

Attention:  Corporate Trust & Loan Agency

Telephone:  (212) 525-1351

Facsimile Number:  (212) 525-1300

with a copy to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention:  William Brentani

Telephone:  (650) 251-5110

Facsimile Number:  (650) 251-5002

Section 16.10        Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

Section 16.11        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

Section 16.12        Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 16.13        Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

CURRENT MEDIA, LLC

	By:	/s/ Joel Hyatt
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent

	By:	/s/
Name:
:	Title:

BLUM STRATEGIC PARTNERS II, L.P.

	By:	/s/ Gregory D. Mitchan
Name:
:	Title: Managing Member

BCP AIV, L.P.

	By:	/s/ Gregory D. Mitchan
Name:
Title: Managing Member

/s/ Albert Gore, Jr.
Albert Gore, Jr.

Hyatt Irrevocable Trust FBO Jared Z. Hyatt

	By:	/s/ Joel Hyatt
Name:
Title: Trustee

Hyatt Irrevocable Trust FBO Zachary R. Hyatt

By:	/s/ Joel Hyatt
Name:
Title:	Trustee

James A. Kohlberg Revocable Trust

By:	/s/ James A. Kohlberg
Name:
Title:	Trustee

/s/ Albert J. Dwoskin
Albert J. Dwoskin

/s/ Andrew Tobias
Andrew Tobias

/s/ Bruce Rauner
Bruce Rauner

/s/ Philip Murphy
Philip Murphy

FPB Investments

By:	/s/
Name:
Title:

The Gramercy Fund

By:	/s/
Name:
Title:

Schedule A

Revolving Commitments

Holder (name and address)	Revolving Commitment	Pro Rata Share
Blum Strategic Partners II, L.P. 909 Montgomery Street San Francisco, CA 94133 Facsimile Number: (415) 288-7238	$4,128,426	27.523%

BCP AIV, L.P. 909 Montgomery Street San Francisco, CA 94133 Facsimile Number: (415) 288-7238	$2,201,574	14.677%

Albert Gore, Jr. The Office of the Honorable Al Gore, Jr. 2100 West End Avenue Nashville, TN 37203 Facsimile Number: (615) 292-2056	$3,000,000	20.000%

Hyatt Irrevocable Trust FBO Jared Z. Hyatt c/o Joel Hyatt 118 King Street San Francisco, CA 94107 Facsimile Number: (415) 995-8283	$1,500,000	10.000%

Hyatt Irrevocable Trust FBO Zachary R. Hyatt c/o Joel Hyatt 118 King Street San Francisco, CA 94107 Facsimile Number: (415) 995-8283	$1,500,000	10.000%

James A. Kohlberg Revocable Trust Attn: Jim Kohlberg Kohlberg & Company 258 High Street, Suite 100 Palo Alto, CA 94301-1040 Facsimile Number: (650) 463-1482	$2,000,000	13.333%

Albert J. Dwoskin 9302 Lee Highway, Suite 300 Fairfax, VA 22031-1214	$200,000	1.333%

Andrew Tobias 787 North East 71st Street Miami, FL 33138	$100,000	0.667%

Bruce Rauner GTCR Golden Rauner, LLC 6100 Sears Tower Chicago, IL 60606 Facsimile Number: (312) 382-2213	$100,000	0.667%

Philip Murphy 45 Blossom Cove Road Red Bank, NJ 07701	$100,000	0.667%

FPB Investments Jeff Franzen 867 Alvermar Ridge Drive McLean, VA 22102 Facsimile Number: (703) 760-9211	$100,000	0.667%

The Gramercy Fund Attn: Tom Gegax 2810 W. Lake of the Isles Pkwy. Minneapolis, MN 55416	$70,000	0.467%